Exhibit 4.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of May 16, 2013, is made by Chris Richarde (“Richarde”).

WHEREAS, Richarde is a principal shareholder, officer and director of Xhibit Corp. (formerly known as NB Manufacturing, Inc.), a Nevada corporation (“Xhibit”).

WHEREAS, Xhibit is party to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Xhibit, Project SMI Corp., a Delaware corporation (“Merger Sub”), SHC Parent Corp. (“SHC”) and TNC Group, Inc., an Arizona corporation (the “Stockholder Representative”), and pursuant to Section 5.5 of the Merger Agreement, Xhibit has covenanted to deliver this Agreement to the Stockholder Representative following the Closing (as defined in the Merger Agreement).  Defined terms used in this Agreement without definition have the meanings set forth in the Merger Agreement.

WHEREAS, Richarde desires to so deliver this Agreement to the Stockholder Representative in satisfaction of Xhibit’s covenant.

NOW, THEREFORE, Richarde, intending to be legally bound, agrees as follows:

SECTION 1. Representations and Warranties.  Richarde hereby represents and warrants to the Stockholder Representative as follows:

(a) He has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement constitutes his valid and binding obligation, enforceable against him in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by him does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under any agreement, instrument or commitment to which he is a party.

(d) He is the record and beneficial owner of 44,440,064 shares (the “Shares”) of Xhibit common stock, par value $0.0001 (“Common Stock”) as of the date of this Agreement, and has good, marketable and valid title to the Shares free and clear of any liens or encumbrances.

(e) He has the sole right to vote the Shares and has not given any proxies with respect to any of the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to voting, except as contemplated by this Agreement.

SECTION 2. Voting Agreements.  Richarde covenants and agrees as follows:

(a) At any meeting of, or pursuant to any written consent or other actions taken by of the persons or entities that are the then-holders of the Xhibit Common Stock (or, if converted, reclassified or otherwise changed into another class of stock, the then-voting stock of Xhibit) (the “Shareholders”) taken at any time and from time to time after the consummation of the Merger, or at any postponement or adjournment thereof, called or sought to seek the affirmative vote of the Shareholders for the election of directors of Xhibit, or in any other circumstances upon which such a vote, consent or other approval of the Shareholders is sought, as long as this Agreement remains in effect, he will vote all of his Shares to elect, or re-elect, as the case may be, the Parent Board Nominee, at each time the Parent Board Nominee is subject to election during the effectiveness of this Agreement.

(b) He irrevocably grants to and appoints the President and Vice President of TNC Group, Inc., and each of them individually, as his proxy and attorney-in-fact (without power of substitution), for and in his name, place and stead, to vote the Shares as set forth in Section 2(a).  He hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement and is coupled with an interest.  He hereby further affirms that the irrevocable proxy may under no circumstances be revoked, as long as this Agreement remains in effect.  The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with its terms.

(c) He agrees that, in the event (i) of any dividend, split, recapitalization, reclassification, combination or exchange of the capital of Xhibit of, or affecting, the Shares, (ii) he purchases or otherwise acquires beneficial ownership of or an interest in the capital of Xhibit after the execution of this Agreement or (iii) he voluntarily acquires the right to vote or share in the voting of any voting securities of Xhibit other than the Shares (collectively, the “New Shares”), then such New Shares shall be subject to this Agreement.

SECTION 3. Termination.  This Agreement shall automatically terminate:  (a) if the Parent Board Nominee no longer meets the qualification standards established and publicly disclosed by Xhibit’s Board of Directors from time to time, which determination must be communicated by Xhibit to the Stockholder Representative in writing; or (b) the Stockholders collectively hold, for a period of thirty (30) continuous days, less than ten percent (10%) of then-issued and outstanding  Xhibit Common Stock.

SECTION 4. General Provisions.

(a) Amendments.  This Agreement may not be amended except by an instrument in writing signed by each of Richarde and the Stockholder Representative.

(b) Notice.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be given in writing, which may be by electronic mail, to the address listed on the books and records of Xhibit.

(c) Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Terms defined in the singular in this Agreement shall also include the plural and vice versa.  The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d) Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other governmental entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a governmental entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e) Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

(f) Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Nothing herein, express or implied, is intended to or shall confer upon any person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to the conflict or choice of laws rules thereof or of any other jurisdiction.

(h) Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Stockholder Representative may assign its enforcement rights to an affiliate of the Stockholder Representative without such consent.  Any attempted assignment in violation of this Section 4(h) shall be void.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(i) Specific Enforcement.  Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto agrees that each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which either party may be entitled, at law, in equity.

[Signatures on the following page.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

/s/ Chris Richarde
Chris Richarde

ACKNOWLEDGED AND ACCEPTED:

TNC GROUP, INC.

By:  /s/ Tina Rhodes Hall
Name:  Tina Rhodes Hall
Title:  Secretary